Exhibit 2.1

STATE OF DELAWARE
CERTIFICATE OF MERGER

of

INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.
(a California corporation)

with and into

DELAWARE INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.
(a Delaware corporation)

In accordance with the California General Corporation Law and Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST:  The name of the surviving corporation is Delaware International Lottery & Totalizator Systems, Inc., a Delaware corporation (the “Surviving Corporation”), and the name of the corporation being merged into this surviving corporation is International Lottery & Totalizator Systems, Inc., a California corporation (the “Merging Corporation”).

SECOND:  That an Agreement and Plan of Merger, dated January 8, 2014 (the “Agreement and Plan of Merger”), has been approved, adopted, certified, executed and acknowledged by the Surviving Corporation and the Merging Corporation pursuant to Title 8, Section 252 of the Delaware General Corporation Law.

THIRD:  The name of the Surviving Corporation is Delaware International Lottery & Totalizator Systems, Inc.

FOURTH:  The Certificate of Incorporation of the Surviving Corporation as in effect immediately prior to the merger shall be amended and restated in its entirety as set forth in Exhibit A and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation upon the effectiveness of the merger until duly altered, amended or repealed in accordance with the provisions thereof and applicable law.

FIFTH:  A copy of the Agreement and Plan of Merger is maintained on file at 2310 Cousteau Court, in the City of Vista, California 92081, the principal place of business of the Surviving Corporation.

SIXTH:  A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation on request, without cost, to any stockholder of any constituent corporation.

SEVENTH:  The authorized capital stock of the Merging Corporation is 70,000,000 shares of capital stock, of which (i) 50,000,000 are designated common stock, no par value per share, and (ii) 20,000,000 designated preferred stock, no par value per share.

EIGHTH:  The merger shall be effective as of 9:00 a.m., Eastern Time, on December 30, 2014.

* * * * *

[ signature page follows]

IN WITNESS WHEREOF, the undersigned corporation has duly executed and delivered this Certificate of Merger as of December 30, 2014.

DELAWAREINTERNATIONAL LOTTERY &
TOTALIZATOR SYSTEMS, INC.
a Delaware corporation

By:	/s/ Siaw Peng Low
Name:	Siaw Peng Low
Title:	Corporate Secretary

[Signature Page to Certificate of Merger of Delaware International Lottery & Totalizator Systems, Inc.]

EXHIBIT A

CERTIFICATE OF INCORPORATION
OF
INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.
(a Delaware corporation)

ARTICLE I
NAME

The name of the corporation is International Lottery & Totalizator Systems, Inc. (the “Corporation”).

ARTICLE II
AGENT

The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III
PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV
STOCK

The aggregate number of shares which the Corporation shall have authority to issue is seventy million (70,000,000), par value $0.01 per share (the “Common Stock”).

ARTICLE V
BOARD OF DIRECTORS

In furtherance and not in limitation of the powers conferred by the DGCL:

A.  The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

B.  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

C.  The books of the Corporation may be kept at such place within or without the State of Delaware as the Bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

ARTICLE VI
AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

ARTICLE VII
LIABILITY OF DIRECTORS

To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provisions of law imposing such liability. Any amendment, alteration or repeal of this Article VII that adversely affects any right of a director shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

ARTICLE VIII
INDEMNIFICATION

The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL as the same exists or as may hereafter be amended, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her on his or her behalf in connection with such action, suit or proceeding and any appeal there from. Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article VIII. The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Corporation. The indemnification rights provided in this Article VIII (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.